FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

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(Print or Type Responses)
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1.   Name and Address of Reporting Person *

     ECP Telecommunications Holdings, LLC
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   (Last)                           (First)             (Middle)

                        2751 Centerville Road, Suite 3203
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                                    (Street)

  Wilmington                          DE                  19808
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Neon Communications Inc. (NOPT)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     January 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                           2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                         Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 Year)         Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------
Common Stock               1/25/02        S                15,000     D       $.58                       D
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Common Stock               1/28/02        S                 5,000     D       $.55                       D
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Common Stock               1/28/02        S                10,000     D       $.53                       D
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Common Stock               1/28/02        S                10,000     D       $.52                       D
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Common Stock               1/28/02        S                25,000     D       $.49                       D
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Common Stock               1/29/02        S                25,000     D       $.50                       D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                        SEC 1474
                                                                          (3-99)
                                                                     Page 1 of 4

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                           2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                         Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 Year)         Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------
Common Stock               1/29/02        S               10,000      D       $.38                      D
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Common Stock               1/29/02        S               10,000      D       $.42                      D
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Common Stock               1/29/02        S                5,000      D       $.40                      D
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Common Stock               1/29/02        S               10,000      D       $.37                      D
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Common Stock               1/30/02        S               10,000      D       $.35                      D
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Common Stock               1/30/02        S               40,000      D       $.33                      D
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Common Stock               1/30/02        S               10,000      D       $.38                      D
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Common Stock               1/31/02        S               15,000      D       $.44                      D
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Common Stock               1/31/02        S               15,000      D       $.37                      D
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Common Stock               1/31/02        S                2,500      D       $.39     1,913,643        D
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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Stock Option                                                                  Common                       (3)       D
 (Right to Buy)                                                                Stock
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====================================================================================================================================

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.            See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.




ECP Telecommunications Holdings, LLC
By: /s/ John C. Halderman                              February 8, 2002
--------------------------------------       -----------------------------------
Name:   John C. Halderman                                    Date
Title:  Secretary


Potential persons who are to respond to the collection of information contained in this 4 form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION



Name:                         Exelon Corporation


Address:                      10 S. Dearborn Street
                              37th Floor
                              Chicago, IL 60690


Designated Filer:             ECP Telecommunications Holdings, LLC

Issuer and Ticker Symbol:     NEON Communications, Inc. (NOPT)

Statement for Month/Year:     January, 2002

Exelon Corporation



By: /s/ Scott N. Peters            February 8, 2002
    ------------------------       ----------------
                                         Date
Name:   Scott N. Peters
Title:  Assistant Secretary